The Board of Directors, including a majority of the Independent Directors, ratified, Briggs, Bunting & Dougherty, LLP as the Fund's independent registered public accounting firm to replace Ernst & Young LLP, for the Fund’s fiscal year ending October 31, 2007. The reports of the financial statements audited by Ernst & Young LLP for the Fund for the past 6 years did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.   There were no disagreements between the Fund and Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements of such years, and there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K.